Exhibit 10.55

SUPPLY AND DISTRIBUTION AGREEMENT

This SUPPLY AND DISTRIBUTION AGREEMENT (the “Agreement”), dated May 4, 2017 (the “Effective Date”), is by and between Dr. Reddy’s Laboratories Inc., organized and existing under the laws of New Jersey having an office at 107 College Road East, Princeton, New Jersey 08540 ("DRL") and Mikah Pharma, LLC, organized and existing under the laws of the State of Delaware, having an office at 20 Kilmer Drive, Hillsborough, New Jersey 08844 (“Mikah”). DRL and Mikah are each a “Party” and together constitute the “Parties” under this Agreement.

RECITALS

WHEREAS, Mikah owns a certain abbreviated new drug application (“ANDA”) for Product that Actavis LLC has the exclusive rights to market and sell. Due to a potential merger between Actavis LLC (“Actavis”) and Teva Pharmaceutical Industries Ltd., Actavis wishes to terminate the agreement with Mikah under the terms outlined in Attachment 1;

WHEREAS, DRL possesses expertise relating to the marketing, distribution and sale of pharmaceutical products; and

WHEREAS, Mikah and DRL wish to enter into an agreement whereby DRL will have exclusive marketing, distribution and sales rights to Product.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, the sufficiency and satisfaction of which are hereby acknowledged, DRL and Mikah hereby agree as follows:

ARTICLE 1

DEFINITIONS

The following bold terms have the meanings set forth in this Agreement:

“Affiliate(s)” means any corporation, firm, partnership or other entity that controls, is controlled by or is under common control with a Party. For purposes of this definition, “control” shall mean the ownership of at least fifty percent (50%) of the voting share capital of such entity or any other comparable equity or ownership interest.

“Agreement” has the meaning set forth in the initial paragraph of this agreement.

“ANDA(s)” has the meaning given to it in the Recitals.

“API” means the active pharmaceutical ingredient for the Product.

CONFIDENTIAL

{***} Confidential portions of this exhibit have been redacted and filed separately with the Commission pursuant to a confidential treatment request in accordance with Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

“Applicable Laws” means all laws, ordinances, codes, rules and regulations within the Territory applicable to the Manufacture of the Product or any aspect thereof and the obligations of either Party, as the context requires under this Agreement, including, without limitation, (a) all applicable federal, state and local laws and regulations (including Environmental Laws); (b) the U.S. Federal Food, Drug and Cosmetic Act (the “FD&C Act”), and (c) the regulations promulgated under the FD&C Act including without limitation those regarding Good Manufacturing Practices (“cGMPs”)), each as amended from time to time; and (d) all laws, ordinances, codes, rules and regulations relating to Mikah and DRL as they apply to the manufacture, shipping, storage and distribution of the Product.

“Application” means the ANDA for Trimipramine submitted to the FDA under section 505(j) of the FD&C Act and any amendments or supplements thereto.

"Calendar Quarter" means each consecutive three-month period beginning on January 1, April 1, July 1 or October 1 of any given year.

“Commercialization” means the marketing, promotion, distribution and sale of the Product by DRL.

"Components" means all labels, bottles, caps, seals, cardboard packaging, inserts, inactive ingredients and other materials (excluding API) used to Label and package a Unit for shipment to DRL.

“Confidential Information” has the meaning given to it in Section 7.2.

“Contract Manufacturer” means Epic Pharma LLC and its respective successors and permitted assigns.

“Defective Product” means any Product having a Latent Defect or Patent Defect.

“DRL Commercial Expenses” means {***}% of Net Sales to reimburse DRL for its costs and expenses for marketing, advertisement, promoting, and selling (including costs and expenses for launch, sales force training and materials, samples, conventions, symposia, marketing, direct mailing, marketing research, public relations, printed materials, medical information, regulatory activities and distribution of Product).

“DRL Finished Dosage Manufacturing Cost” means the sum of the following:

(a)          A = All amounts paid to Supplier for manufacture of the finished dosage of Product with Supplier supplying the finished packaged product at the Transfer Price to DRL;

(b)          B = All amounts paid by DRL, if any, to a Third Party finish packager if applicable; and

2	CONFIDENTIAL

{***} Confidential portions of this exhibit have been redacted and filed separately with the Commission pursuant to a confidential treatment request in accordance with Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

(c)          C = An amount equal to all taxes, duties, insurance and transportation costs incurred and paid by DRL to deliver the finished Product from the contract manufacturer to its warehouse.

DRL Finished Dosage Manufacturing Cost (N) shall be calculated as: N = A+B+C.

If the manufacture of any component of the finished dosage is performed for DRL by a Third Party and not accounted for in the Transfer Price, then such amounts paid to such Third Party in connection with the manufacturing of the component thereof shall be included in DRL Finished Dosage Manufacturing Cost when applicable. The DRL Finished Dosage Manufacturing Cost shall be at actual cost incurred and shall not include any mark-ups by DRL.

“Effective Date” means the date this Agreement was fully executed.

“Facility” means the Contract Manufacturer’s manufacturing facility of Epic Pharma LLC at Laurelton, NY. Mikah is responsible for identifying and transferring the Product to a different facility, if needed and only to the extent the different facility consents to inspections and audits by DRL under Section 5.7 of this Agreement

“Failure to Supply Charges” means any reasonable monetary charge, assessment, debit, deduction, penalty, cost or expense imposed against DRL by a customer, or paid, or required to be paid by DRL, to a customer, pursuant to an arm’s length contract or agreement between DRL for the sale of the Product to said customer resulting solely from the failure to ship the Product in the quantities ordered by said customer, where such failure is due solely to Supplier’s failure to deliver such quantities of the Product to DRL on or before the delivery date indicated on DRL’s Purchase Order submitted in compliance with the terms and conditions of this Agreement to which such Product quantities correspond, and Supplier’s failure is attributable to causes within Supplier’s reasonable control.

“FDA” means the United States Food and Drug Administration and any successor bodies.

“Intellectual Property” means any and all of the following, and rights in, arising out of, or associated therewith: U.S. and non-U.S. (a) trade secrets, know-how, proprietary information, inventions, discoveries, improvements, technology, technical data, and research and development, whether or not patentable, (b) trademarks, service marks, trade dress, trade names, and equivalents thereof, and (c) copyrights, mask works, registrations and applications thereof, and any equivalents thereof.

"Form 483" means the written notice of objectionable practices or deviations from the regulations that is prepared by the FDA investigator at the end of an inspection.

“Latent Defect” means any instance where Product fails to conform to the Specifications or fails to conform to the representations, warranties and indemnifications given by Mikah herein, and such failure is not or was not discoverable even upon reasonable physical inspection or standard testing procedures upon receipt by DRL in accordance with DRL’s standard operating procedures.

3	CONFIDENTIAL

{***} Confidential portions of this exhibit have been redacted and filed separately with the Commission pursuant to a confidential treatment request in accordance with Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

“Manufacture(d)” or “Manufacturing” means the compounding, filling, producing, testing and packaging of the Raw Materials into a finished dosage form in accordance with the Specifications and the terms and conditions set forth in this Agreement.

“Material Provisions” means Sections 2.1, 2.9.2, 3.1 and 3.2 of this Agreement.

“Net Profit” means, for each Calendar Quarter, the Net Sales derived from the sale of such Product in the Territory during such Calendar Quarter, less the sum of:

(a)          DRL Finished Dosage Manufacturing Costs

(b)          DRL Commercial Expenses; and

(c)          all reasonable costs and expenses (including settlements and damage awards) in connection with product liability claims or patent infringement claims arising from the sales of the Product under this Agreement and that are not subject to indemnification or insurance.

In no case shall the Net Profit for any Calendar Quarter be negative; provided, however, in the event of a loss in any Calendar Quarter, the amount of that loss shall be carried forward to subsequent Calendar Quarters until the amount of such loss has been fully absorbed by future Net Profits. DRL shall not deduct any cost for sales and marketing.

“Net Sales” means, with respect to any Calendar Quarter, the actual gross amounts invoiced by DRL, its Affiliates or permitted sublicensees on all of their sales of the Product (including hospital sales, mail orders, retail sales, and sales to governmental entities, wholesalers and medical institutions) in the Territory to Third Parties less deductions actually allowed or accrued by using GAAP for the following:

(a)          sales and excise taxes, value added taxes, and duties which fall due and are paid by the purchaser as a direct consequence of such sales and any other governmental charges imposed upon the importation, use or sale of the Product, but only to the extent that such taxes and duties are (i) actually included and itemized in the gross sales amounts invoiced to and specifically paid by the purchaser over and above the usual selling price of the Product, (ii) customarily included and itemized in the gross sales amounts invoiced to and specifically paid by the purchaser over and above the usual selling price of all comparable products in the relevant market, and (iii) are not recovered or recoverable;

(b)          trade, quantity and cash discounts that are customary in the generic pharmaceutical industry in the Territory and that are actually allowed or accrued on the Product;

(c)          allowances or credits to customers on account of shelf adjustments, failure to supply (other than Failure to Supply Charges which are separately paid by Mikah), rejection, withdrawal, recall or return of the Product or on account of retroactive price reductions affecting the Product, to the extent that such allowances or credits are customary in the generic pharmaceutical industry in the Territory and are actually allowed or accrued on the Product, any adjustments in the ordinary course of business for short-dated Product; and

4	CONFIDENTIAL

{***} Confidential portions of this exhibit have been redacted and filed separately with the Commission pursuant to a confidential treatment request in accordance with Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

(d)          rebates, discounts, and/or chargebacks specifically related to the Product on an actual credited, paid or accrued basis, including those granted to government agencies, if any.

Net Sales with respect to sales of the Product that are not made on an arm's length basis or that are made for consideration other than cash shall be calculated based on the average per-unit Net Sales of the Product without regard to such non-arm's length or non-cash sales.

“Patent Defect” means any instance where Product fails to conform to the Specifications or fails to conform to the representations, warranties and indemnifications given by Mikah herein, and such failure is or was discoverable upon reasonable physical inspection or standard testing procedures upon receipt by DRL in accordance with DRL’ standard operating procedures.

“Penalties” means fees, penalties and other amounts payable to DRL customers as a result of a supply failure with respect to such Product.

“Product” means Trimipramine.

“Purchase Order” shall have the meaning set forth in Section 2.4.

“Raw Materials” means all raw materials, including API, supplies, components and packaging necessary to manufacture and ship the Product in accordance with the Specifications.

“Recall(ed)” and “Recall Costs” each has the meaning set forth in Section 5.6.

“RLD” or “Reference Listed Drug” means Surmontil®.

“Regulatory Agent” means Epic Pharma LLC and its respective successors and permitted assigns.

“Regulatory Authority” means any governmental regulatory authority within a Territory involved in regulating any aspect of the manufacture, sale, distribution, packaging or use of the Product(s).

“Rolling Forecast” has the meaning set forth in Section 2.3.

“Specifications” means the specifications for the Product contained in Application, which are hereby incorporated herein by reference as if set forth in this Agreement including, without limitation, such specifications as may from time to time be established, amended or modified by applicable Regulatory Authorities or the Parties hereto, subject to the terms and conditions set forth in Article 5.

“Supplier” means, with respect to Product, Mikah and the Contract Manufacturer, jointly and severally. For the avoidance of doubt, the use of Supplier in this Agreement shall be interpreted to mean that Mikah shall or shall not perform and Mikah shall ensure that Contract Manufacturer shall or shall not perform the duties and obligations referenced herein.

5	CONFIDENTIAL

{***} Confidential portions of this exhibit have been redacted and filed separately with the Commission pursuant to a confidential treatment request in accordance with Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

“Term” has the meaning set forth in Section 10.1.

“Third Party” means any Person or entity other than a Party or any of its Affiliates.

“Territory” means the United States of America, its territories, possessions, commonwealths and any other country, which the Parties agree in writing to add to this definition of Territory in an amendment to this Agreement.

“Transfer Price” means the supply price of each Product.

“Unsalable” means Product that DRL has determined is unable to sell to its customers, whether as a result of short dating, damage or otherwise.

ARTICLE 2

MANUFACTURE, SUPPLY AND COMMERCIALIZATION

2.1           Supply and Purchase of Product. Each Product shall be manufactured at the Facility in accordance with the Specifications, Applicable Laws, and the terms and conditions of this Agreement. Supplier shall not implement any change in the Specifications that may be noticeable by the consumer until the Parties have agreed in writing to such change, the implementation date for such change, and any increase or decrease in costs, expenses or fees associated with such change. Supplier shall respond promptly to any request made by DRL for a change in the Specifications, and both Parties shall use commercially reasonable, good faith efforts to agree to the terms of such change in a timely manner.

2.2           Labelling. Supplier shall label the Product with the DRL trademark and such other labeling as may be requested by DRL. No other trademarks, logos or trade names shall be displayed on the Product labels, except as may be required by law or regulation. DRL shall provide Supplier with proposed label and labeling specifications for the Product as soon as practicable after the execution of this Agreement. DRL shall provide Supplier with reasonable notice of all labeling or packaging changes or requests for additional labels or packaging.

2.3           Forecasts. DRL shall provide Mikah and the Contract Manufacturer with non-binding rolling twelve (12) month forecasts of its Product requirements by delivery date. The forecasts will be updated at least quarterly (“Rolling Forecasts”), and shall be used by Supplier to order and maintain the Raw Materials necessary to fulfill DRL’s forecasted Product requirements, taking into account the vendors’ lead times, minimum order quantities, and Supplier’s lead time. The Rolling Forecasts will become binding only upon issuance of a Purchase Order by DRL.

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{***} Confidential portions of this exhibit have been redacted and filed separately with the Commission pursuant to a confidential treatment request in accordance with Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

2.4           Purchase Orders. DRL shall submit purchase orders for Product to Contract Manufacture, with a copy to Mikah, specifying: (a) the number of units of Product to be purchased, (b) the Transfer Price, (c) the expected delivery date, and (c) such other special terms and conditions that may be applicable to such order (“Purchase Orders”). DRL shall order based on batch size as provided in Exhibit A. For every delivery, per Product, a firm binding order must be made at least three (3) months in advance of delivery date or such lesser period of time that the Parties may agree to, in writing. Supplier shall confirm the order and projected date of shipment within seven (7) calendar days after having received a Purchase Order. All Purchase Orders received and not rejected by Supplier within seven (7) days of Supplier’s receipt shall be deemed to have been confirmed by Supplier in accordance with its reflected terms. Supplier shall not be obligated to fulfill any order received less than three (3) months prior to a requested shipment date for any Product, however Supplier shall use commercially reasonable efforts to accommodate any requested shipment date.

2.5          Terms of Sale. DRL’s orders for Product shall be made pursuant to its standard form of Purchase Order. To the extent such Purchase Order contains terms or conditions that are in conflict with the terms and conditions of this Agreement, the conflicting terms or conditions of the Purchase Order will have no effect, unless Supplier agrees, in writing, to such terms or conditions or that such terms and conditions will supersede the terms of this Agreement.

2.6         Order Cancellation or Modification. DRL may cancel a Purchase Order or modify the date of shipment or the quantity of Product specified in a Purchase Order, by submitting a written change order request to Supplier and Supplier shall use commercially reasonable efforts to approve the cancellation or modification requested by DRL, or such other modifications that might be mutually acceptable, and shall advise DRL of its determination within five (5) business days of the submission of DRL’s proposed change order.

2.7          Delivery and Shipment.

2.7.1       Shipment. All Product shall be delivered Ex works (Incoterms 2010), Contract Manufacturer’s loading dock. Upon Supplier’s delivery of the Product, DRL will bear all risk of loss, delay, or damage in transit as well as all costs of further shipment and appropriate insurance. All Product delivered hereunder shall be suitably packed for shipment by Supplier in accordance with good commercial practice, and instructions provided to Supplier by DRL, with respect to protection of such Product during transportation, marked for shipment to DRL. Such shipment shall also include a certificate of analysis and a certificate of compliance in accordance with the terms of the Quality Agreement. Supplier shall choose a commercially reasonable carrier, acceptable to DRL for each shipment of Product, unless DRL or its Affiliates have specified a particular carrier in its Purchase Order.

2.7.2       Performance Standards.

(a)          Specifications and Characteristics. Supplier shall provide to DRL Product in finished packaged form and produced in accordance with the Specifications and in compliance with the FD&C Act.

(b)          Failure to Supply. If Supplier is unable to manufacture or deliver the Product to DRL in the quantities set forth in the Rolling Forecasts, Supplier shall promptly notify DRL in writing of the period of such inability and/or anticipated inability to manufacture or deliver Product. Failure to Supply Charges will be charged back to Mikah. Mikah shall pay DRL any Failure to Supply Charges within sixty (60) days after receipt of written notice by DRL of any such Failure to Supply Charges.

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{***} Confidential portions of this exhibit have been redacted and filed separately with the Commission pursuant to a confidential treatment request in accordance with Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

2.7.3       Shelf Life. Unless DRL requests a delay of shipment, all Product delivered to DRL shall have at least seventy-five percent (75%) of shelf life remaining upon delivery of Product. Supplier will make reasonable best efforts to ship Product that has at least ninety percent (90%) of shelf life remaining upon delivery of Product. In case the Supplier is not able to supply the product with more than or equal to 90% shelf life, the Supplier shall seek DRL written approval before shipping the product.

2.7.4       Delivery Conditions. All delivered Product shall be in full cases, and shall be on heat treated pallets. For the avoidance of doubt, DRL will not accept Product delivered in partial cases or on chemically treated pallets.

2.8           Competitive Product. Supplier shall not, directly or indirectly, without DRL’s prior written consent, develop, manufacture, market or supply the Product and/or any generic (submitted or intended for submission in an ANDA filed under section 505(j) of the FD&C Act or in a new drug application (“NDA”) filed under section 505(b)(2) of the FD&C Act) product containing API as the sole active ingredient in any strength which is AB rated and substitutable for the RLD product, and shall work exclusively with DRL with respect to products containing API as the sole active ingredient for marketing and sale to any person or entity other than DRL.

2.9           Commercialization.

2.9.1        Manufacturing. Mikah shall ensure that the Contract Manufacturer maintains FDA-compliant manufacturing facilities for commercial production and packaging that can supply DRL with Product in the Territory in full batch increments packaged in saleable forms similar to RLD as defined in the Application and in DRL's trade dress under DRL's NDC number and labeler code. In fulfillment of DRL's Purchase Orders, Mikah shall ensure that Contract Manufacturer manufactures quantities of Product for Commercialization by DRL in the Territory in accordance with FDA requirements and all Applicable Laws.

2.9.2        Permits and Licenses. Mikah shall ensure (at its own cost and expense) that the Contract Manufacturer obtains all permits and licenses required to import/export Raw Materials, if applicable, including API for the development and manufacture of pilot batches, pivotal batches and commercial batches of Product. Mikah shall be responsible for any and all facility licenses or finished dosage form manufacturing site fees established under GDUFA and shall comply with GDUFA requirements including self-identification.

2.9.3        Commercialization. Upon receipt of the quantities of the respective Product from Supplier in fulfillment of DRL’s Purchase Order for launch quantities, DRL will be responsible for the Commercialization of Product in the Territory, provided that no litigation is then pending against DRL or Supplier with regard to patent infringement with respect to the manufacture, use or sale of such Product. DRL’s obligations with respect to Commercialization include customer service, inventory management, complaint processing, chargebacks and rebate calculations, returns, billing and warehousing. All activities related to Commercialization shall be performed by DRL in accordance with FDA requirements and all Applicable Laws.

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{***} Confidential portions of this exhibit have been redacted and filed separately with the Commission pursuant to a confidential treatment request in accordance with Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

2.9.4        Pharmacovigilance. Mikah, shall be ensure that the Regulatory Agent manages all pharmacovigilance activities related to Product, including but not limited to: Individual Case Safety Reporting, Periodic Aggregate Event Reporting and Serious Signal detection as required by 21 C.F.R. §314.80 or other applicable C.F.R., maintenance of Serious Adverse Event or Adverse Drug Experience records required by Applicable Laws and REMS requirements. Mikah shall be responsible for responding to all adverse drug event reports received from lay persons and/or health care professionals respecting a Product. Prior to the first commercial sale of a Product, the Parties shall enter into a pharmacovigilance agreement allocating responsibilities for pharmacovigilance consistent with this Section (the “Pharmacovigilance Agreement”). Mikah shall ensure that a pharmacovigilance infrastructure is maintained as required to fulfill its responsibilities under this Agreement and the Pharmacovigilance Agreement. All out of pocket cost shall be shared equally by the Parties.

2.9.5        Quality Agreement. Mikah and DRL agree to enter into a quality agreement for the Product, which will specify each Party’s responsibility for quality, compliance and regulatory matters. If there is inconsistency between the terms of such quality agreement and this Agreement, the terms of this Agreement shall control.

2.9.6        Label Information. All Product sold by DRL shall bear the DRL trademark, DRL trade dress, the applicable DRL NDC number and labeler code, and the required information to identify the manufacturing site as per regulatory requirements.

ARTICLE 3

PRICE, PROFIT SHARING AND PAYMENTS

3.1           Transfer Price. Mikah shall cause the Product to be supplied to DRL at the agreed upon Transfer Price. The Transfer Price as of the Effective Date, based on the expected commercial batch size, is indicated in Attachment 2. The Transfer Price is the price per Unit paid by DRL to Mikah for the purchase of a Product, which price shall be the total of all actual direct and indirect manufacturing costs including the cost of:

(i)	procuring API;

(ii)	procuring all inactive Raw Materials used in the formulation of the Product and necessary for the manufacture of the Product in its finished form;

(iii)	procuring all Components such as containers, closures, labels (DRL only to review and approve label content), labeling, artwork, inserts and other primary and secondary packaging components necessary for the manufacture of the Product as finished goods;

(iv)	all analytical and stability testing to release the Product;

(v)	all packaging expenses;

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{***} Confidential portions of this exhibit have been redacted and filed separately with the Commission pursuant to a confidential treatment request in accordance with Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

(vi)	other direct and indirect costs associated with manufacturing the Product (including direct labor and benefits, overhead for manufacturing, stability, quality control and other allocated corporate and facility overhead) all determined in accordance and consistent with GAAP; and

(vii)	all other expenses attributable to the Product or its manufacturing if incurred, for example (but not limitation) all expenses for testing, release, stability and regulatory fees.

For the avoidance of doubt, the Transfer Price includes all costs related to the procurement, manufacturing, testing, release, stability, and regulatory activities for the Product. The Transfer Price shall be based on the “commercial conversion cost”, which shall be inclusive of any manufacturing efficiencies. The "commercial conversion costs" shall not include idle capacity variances. Mikah shall transfer the Product at the same price they bought from the Contract Manufacturer and shall not add any markup over and above the Contract Manufacturer’s supply price.

3.2           Transfer Price Adjustment. Mikah shall consult with DRL prior to agreeing to any adjustment in the Contract Manufacturer’s Product supply price.

3.3           Supply Payment Terms. All amounts payable with respect to the delivery of Product (as opposed to the profit share payment described in Section 3.6) shall be expressed in United States Dollars and shall be due and payable by DRL to Supplier within thirty (30) days from the delivery of the Product pursuant to the Purchase Order or such lesser period that DRL may agree to, in writing, with respect to any particular Product. All invoices will be sent to the address specified in the applicable purchase order, and each invoice will state the aggregate and unit price for Product in a given shipment.

3.4           Price Improvement and Adjustments. The Parties agree to pursue a continuous improvement strategy to seek ways to improve their overall business practices and manufacturing performance and reduce both of their costs.

3.5           Profit Sharing. Mikah shall be entitled to {***} percent ({***}%) of the Net Profit derived from sales of the Product in the Territory.

3.6           Profit Share Reporting and Payments.

3.6.1        Within forty-five (45) days following the end of each Calendar Quarter during the Term, DRL shall submit to Mikah a written report setting forth in reasonable detail the quantity of Product sold in the Territory (as measured in saleable units of Product), the gross invoiced sales of Product in the Territory and its Net Sales calculations, the cost of goods sold and its Net Profit calculations, in each case, for such period. Such report shall be accompanied by payment of Mikah’s share of the Net Profit amount described therein. Any adjustments to be made in respect of payments previously made to Mikah due to rebates, returns and the like, shall be factored into the calculation of subsequent payments.

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{***} Confidential portions of this exhibit have been redacted and filed separately with the Commission pursuant to a confidential treatment request in accordance with Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

3.6.2        If the Net Profit for Product in any Calendar Quarter is a negative figure (a “Net Loss”), then for purposes of calculating Net Profit and the corresponding payment of Mikah’s profit sharing percentage of such Net Profits, such Net Loss for Product shall be carried forward and offset against a subsequent Calendar Quarter’s profit for Product.

3.7           Records and Financial Audit. Mikah shall maintain records and documents documenting the Transfer Price of each of Product and DRL shall maintain all records documenting Net Sales to the sale of Product for a time period equal to the period required by Applicable Laws. Each Party shall have the right, not more often than once in any two immediately preceding calendar years, upon not less than ten (10) business days’ prior written notice, to have an independent Third Party auditor examine the books and records of the other Party to verify the other Party's obligations hereunder (for example DRL may audit the Transfer Price and Mikah may audit the Profit Sharing Percentage calculation, including all underlying sales data, and Net Sales and Net Profits calculations). Such auditor, prior to any review hereunder, shall have entered into an appropriate confidentiality agreement with each Party on mutually acceptable terms and shall have been instructed not to reveal to the Party who requests the audit the details of its review, except for (i) such information as is required to be disclosed under this Agreement, and (ii) such information presented in a summary fashion as is necessary to report the accountant’s conclusions to both parties. The audited Party shall cooperate in any audit by allowing the auditor access to all records necessary for the auditor to conduct such audit. The cost of such examination shall be borne by the auditing Party unless the audit reveals an error of at least ten percent (10%) in the auditing Party’s favor, in which case the audited Party shall bear such cost and expense of the audit. Mikah and DRL agree to work together with the auditor in good faith to resolve any disputes arising out of any audit in a timely, professional and non-adversarial manner. All such audits shall be performed during regular business hours and under reasonable confidentiality provisions which shall include that such auditor shall be bound by the confidentiality provisions contained in this Agreement.

3.8           Taxes. All taxes and duties assessed on the Product, prior to or upon sale to DRL are the responsibility of Mikah. If any payment under this Agreement is subject to a local withholding tax, the Party that is paying the relevant sum shall withhold the appropriate tax amount and shall timely provide the other Party with a certificate evidencing its actual payment of the withholding tax to the local tax authorities. The Parties shall use reasonable commercial efforts to collectively address any withholding tax requirements prior to the date such payments are to be made.

ARTICLE 4

PRODUCT CONFORMITY TO SPECIFICATIONS

4.1           Notification of Defective Product. DRL shall notify Mikah within thirty (30) days after receiving the Product at DRL if DRL has determined that such shipment contains Defective Product. Mikah shall, at its own cost and expense, supply DRL with any missing quantities of Product as soon as reasonably possible after receipt of such notice. Notice of any Patent Defect shall be provided by DRL to Mikah within thirty (30) days of inspection of Product in such shipment. Notice of a Latent Defect shall be provided within thirty (30) days of DRL becoming aware of the Latent Defect. DRL shall provide Mikah a sample of such Latent or Patent Defective Product. Subject to the foregoing, DRL shall have the right to reject any batch of Defective Product prior to the expiry of such batch of Product. A Product that is not rejected within the applicable period of time shall be deemed accepted by DRL.

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{***} Confidential portions of this exhibit have been redacted and filed separately with the Commission pursuant to a confidential treatment request in accordance with Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

4.2           Resolution of Defective Product. If Mikah agrees that a batch constitutes Defective Product, Mikah shall, at its option, replace the Defective Product or repay the full amount of any payments, including shipping costs, made by DRL for such Product. If Mikah does not agree with DRL’s determination that such Product is Defective Product, then after reasonable efforts to resolve the disagreement, either Party may submit a sample, batch record, and associated documentation of such Product to a mutually agreed upon independent third party who is an expert or is familiar with the industry to determine whether the Product meets the Specifications or is otherwise Defective Product. The independent party’s results shall be final and binding on both Parties. If such results indicate that the Product was Defective Product, Mikah shall replace the Defective Product or repay the full amount of any payments, including shipping costs, made by DRL for such Product. Unless otherwise agreed to by the Parties in writing, the costs associated with such testing and review shall be borne by the non-prevailing Party.

ARTICLE 5

REGULATORY MATTERS

5.1           Recordkeeping. Supplier shall maintain true and accurate books, records, test and laboratory data, reports and all other information relating to Manufacturing under this Agreement, including all information required to be maintained by all Applicable Laws. Such information shall be maintained in forms, notebooks and records for a period of at least two (2) years from the relevant finished Product expiration date or longer if required under Applicable Laws.

5.2           Regulatory Compliance. DRL shall be solely responsible for all permits and licenses required by any Regulatory Authority with respect to the distribution of the Product, including any product licenses, applications and amendments in connection therewith. Mikah, as the Party owning Application, shall have responsibility for monitoring and ensuring the compliance with all statutes, regulations, guidelines and other requirements of the Regulatory Authority pertaining to the Product and the applicable Regulatory Approval including permits and licenses with respect to Application, and ensuring that the Facility and its equipment, and the Manufacture of the Product are in compliance with Application and the Specifications. Each Party intends and commits to cooperate to satisfy all Applicable Laws, regulations and practices within the scope of its respective responsibilities under this Agreement.

5.3           Regulatory Correspondence. Mikah shall notify DRL immediately of any correspondence, any inspections, and the result of any inspection(s) with the FDA or any Regulatory Authority directly related to the Product. Mikah shall send a draft to DRL of all correspondence Mikah intends to send to any Regulatory Authority directly related to the Product. For all correspondence with a Regulatory Authority directly related to the Product that is not in response to a regulatory deficiency or problem, DRL shall have seven (7) business days to approve the draft correspondence, and if DRL is silent after seven (7) business days, it is understood DRL gives its constructive consent to the correspondence. For all correspondence with a Regulatory Authority directly related to the Product that is in response to a regulatory deficiency or problem, DRL shall have the absolute right to approve the draft correspondence before such correspondence is sent to the Regulatory Authorities. In such a case, DRL will make every effort to act expediently in approving the draft correspondence.

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{***} Confidential portions of this exhibit have been redacted and filed separately with the Commission pursuant to a confidential treatment request in accordance with Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

5.4           Track and Trace. With respect to Product, each Party shall comply with the national system for tracing pharmaceutical products through the supply chain, as set forth in the Drug Quality and Security Act (H.R. 3204), as such may be supplemented, amended or modified.

5.5           Governmental Inspections and Requests. Each Party shall promptly inform the other, in writing, of any inspection, application for inspection, and other regulatory action, by any regulatory agency relating to the Product or the Manufacture of Product or, in the case of the Supplier, the Facility at which Supplier Manufactures, packages, tests or stores the Product. Each Party will permit the other’s representatives to be present during any such inspection related directly to the Product. Each Party will provide the other with the results of all regulatory inspection or audits directly related to the Product with fourteen (14) business days after such Party’s receipt of such results.

5.6           Recall.

5.6.1        Consultation. If any Regulatory Authority seizes any Product or requests or requires a Party to recall or withdraw any quantity of the Product (a “Recall”), or if a Party reasonably deems it necessary to initiate a voluntary recall, field correction, market withdrawal, stock recovery or other similar action (a “Product Action”), then the Parties shall promptly consult with each other in good faith regarding the timely compliance with all Applicable Laws pertaining thereto, it being understood and agreed that no Party shall be prohibited hereunder from taking any action that it is required to take by Applicable Laws.

5.6.2        Records. In the case of a Recall or Product Action, each Party shall make a complete and accurate record of all out-of-pocket costs incurred by it in connection with the Recall or Product Action, a copy of which shall be delivered to the other Party upon request as soon after the completion of such Recall or Product Action as may be practicable. DRL and Mikah shall each have the right, in their sole discretion and at their sole cost, to use a Third Party to assist with its obligations relating to a Recall or Product Action. All out of pocket costs and expenses incurred in connection with such Recall or Product Action (including the cost of goods sold, distribution expenses and Third-Party recall expenses) are collectively the “Recall Costs”.

5.6.3        Costs of Recall. To the extent and in the proportion the cause or reason of any such recall, withdrawal, field correction or seizure of Product is directly attributable to activities performed by Supplier in the manufacture of the Product, Mikah shall be responsible for the Recall Costs and replacement of the Product (at its own cost). To the extent and in the proportion the cause or reason of any such recall, withdrawal, field correction or seizure of Product is directly attributable to activities performed by DRL with respect to distribution of the Product, DRL shall be responsible for the Recall Costs and replacement of the Product (at its own cost). To the extent the cause or reason of any such recall, withdrawal, field correction or seizure of Product cannot be determined, the Parties shall be responsible for the recall expenses and replacement of the Product in the ratio of their profit sharing percentage.

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5.7          Inspections and Audits by DRL. Representatives of DRL shall have access to the Facility for the purpose of: (a) conducting inspections of such facility and Supplier’s maintenance and usage of the equipment utilized in the Manufacture of the Product, (b) performing quality control audits or (c) witnessing the Manufacture, storage or transportation of the Product or the materials related to or used in the Manufacture of the Product. DRL shall have access to the results of any tests performed by Supplier relating to Product and the processes or materials used in their Manufacture. Mikah shall use its best efforts to ensure that DRL has similar access to the facilities, data and records of Contract Manufacturer and its agents. Such inspections do not relieve Supplier of any of its obligations under this Agreement or create new obligations on the part of DRL. This right of inspection can be exercised at least once a year, provided written notice is given to Mikah at least two weeks prior to the inspection, or at any time for cause. Mikah shall permit such inspection during normal business hours at reasonable and mutually acceptable times, accompanied at all times by a Supplier representative.

ARTICLE 6

REPRESENTATIONS, WARRANTIES & COVENANTS

6.1         Mikah. Mikah hereby represents, warrants and covenants to DRL that:

6.1.1           At the time of each delivery of the Product, such Product and its corresponding Raw Materials will conform to the Specifications, and shall be manufactured in accordance with all Applicable Laws, and shall be free of any Defective Product.

6.1.2           The Product shall not, at the time of delivery to DRL, contain any material or be manufactured, handled or stored in any way that would cause the Product to be adulterated in any way within the meaning of Section 501, or misbranded within the meaning of Section 502, of the FD&C Act, as amended from time to time.

6.1.3           As of the Effective Date and at all times during the Term, Supplier and the Facility and all equipment utilized in the Manufacture of the Product is and will be in compliance with all Applicable Laws;

6.1.4           Neither Mikah, nor to its’ best knowledge, information and belief, Contract Manufacturer, nor any of their employees has ever been: (a) debarred; (b) convicted of a crime for which a person can be disbarred under Section 306 (a) or (b) of the Generic Drug Enforcement Act of 1992 (Article 306(a) or (b)); (c) threatened to be debarred; or (d) indicted for a crime or otherwise engaged in conduct for which a person can be debarred under Section 306 (a) or (b). Mikah agrees to immediately notify DRL should any Regulatory Authority threaten any action that could possibly result in a breach of this Section;

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6.1.5           The Manufacture of the Product shall be in accordance with the Specifications and will be made, stored, packaged, labeled and controlled by Supplier in accordance with all Applicable Laws;

6.1.6           Supplier has reviewed and approved all applicable in-process and finished Product test results to ensure conformity of such results with the Specifications, regardless of which Party is responsible for finished Product release;

6.1.7           The certificate of analysis and certificate of compliance that will accompany each shipment of Product shall be accurate, truthful and made in good faith;

6.1.8           Mikah is the sole and exclusive owner of, and has the valid right to use, assign, transfer and license others to use, to the full extent contemplated under this Agreement, the Mikah IP (as defined in Section 7.2), free and clear of all liens, restrictions and any other Third Party rights or interest (including rights or interest of academic entities or governmental authorities);

6.2           DRL. DRL hereby represents, warrants and covenants to Mikah that:

6.2.1           All artwork and the content thereof provided to Mikah shall comply with all Applicable Laws;

6.2.2           All Product received by DRL from Mikah or the Contract Manufacturer will be shipped, stored, distributed, used and/or disposed of by DRL in accordance with all Applicable Laws; and

6.2.3           DRL will comply with all Applicable Laws applicable to DRL’s performance under this Agreement and its use of any Product provided by Supplier under this Agreement.

6.3          Mutual. Each Party hereby represents, warrants and covenants to the other Party that:

6.3.1.          Existence and Power. Such Party: (a) is duly organized, validly existing and in good standing under the laws of the state or province in which it is organized, (b) has the power and authority and the full legal right, power and authority to own and operate its property and assets, and to carry on its business as it is now being conducted, and (c) is in compliance with all requirements of Applicable Laws.

6.3.2           Authorization and Enforcement of Obligations. Such Party: (a) has the power and authority and the legal right to enter into this Agreement and to perform its obligations hereunder and (b) has taken all necessary action on its part to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder;

6.3.3           Execution and Delivery. This Agreement has been duly executed and delivered on behalf of such Party, and constitutes a legal, valid, binding obligation, enforceable against such Party in accordance with its terms;

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6.3.4           No Consents. All necessary consents, approvals and authorizations of all Regulatory Authorities and other persons required to be obtained by such Party in connection with the Agreement have been obtained; and

6.3.5           No Conflict. The execution and delivery of this Agreement and the performance of such Party’s obligations hereunder: (a) do not conflict with or violate any requirement of Applicable Laws; and (b) do not materially conflict with, or constitute a material default or require any consent under, any current contractual obligation of such Party except as recited in Attachment 1.

6.3.6           Legal or Equitable Action. Such Party is not a party to, nor as of the Effective Date, to each Party’s knowledge, is it threatened with, any legal or equitable action or proceeding before any court, arbitrator, administrative agency or other tribunal which is reasonably likely to adversely affect its ability to execute and deliver this Agreement or fully and timely perform its covenants, duties and obligations described in this Agreement.

6.4          Disclaimer. EXCEPT AS PROVIDED IN THIS ARTICLE 6, NEITHER PARTY MAKES ANY REPRESENTATIONS, WARRANTIES OR CONDITIONS (EXPRESS, IMPLIED, STATUTORY OR OTHERWISE) WITH RESPECT TO THE SUBJECT MATTER HEREOF AND EACH PARTY EXPRESSLY DISCLAIMS ANY SUCH ADDITIONAL WARRANTIES.

ARTICLE 7

CONFIDENTIAL INFORMATION AND INTELLECTUAL PROPERTY

7.1         Confidentiality. The Parties acknowledge that the Confidentiality Agreement between the Parties dated 26 April 2016 (the “Confidentiality Agreement”) shall continue to govern the Parties' respective obligations to one another with regard to the “Confidential Information” (as defined in the Confidentiality Agreement) each has disclosed to the other and shall continue to disclose to the other in connection with this Agreement; provided that the Parties’ respective obligations with regard to any such Confidential Information disclosed prior to or after the date of this Agreement shall survive the termination of this Agreement for a period of seven (7) years from the date of such termination, in accordance with the terms of the Confidentiality Agreement.

7.2         Intellectual Property. All Intellectual Property owned by or licensed to Mikah as of the date of signing of this Agreement or developed by Mikah in connection with the development of the Product shall be owned by Mikah (the “Mikah IP”). Mikah hereby grants to DRL an exclusive license under the Mikah IP to use, import, export, sell, offer for sale, have sold and otherwise Commercialize the Product in the Territory during the Term.

7.3         Patent Litigation. All claims, expenses or damages (including attorneys’ fees) in connection with any litigation instituted by a Third Party relating to a claim or claims of infringement of patents against either of the Parties, relating to or arising from the filing of Application, and/or the manufacturing, marketing, use or offer to sell of Product in the Territory shall be shared by the Parties in the ratio of the Profit Sharing Percentage. Each Party will support any such litigation with supportive materials and direct participation in any deposition as requested or required by the other Party.

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ARTICLE 8

INDEMNIFICATION

8.1           Indemnification by Mikah. Mikah shall defend, indemnify and hold harmless DRL, its Affiliates, and their respective directors, officers, employees and agents (“DRL Indemnitees”) from and against any and all suits, claims, losses, demands, liabilities, damages, costs and expenses (including reasonable attorneys’ fees) in connection with any suit, demand or action by any third party (“Losses”) arising out of or resulting from: (a) any intellectual property matters relating to the Product, (b) any breach of its representations, warranties or obligations set forth in this Agreement or resulting from the breach of its obligations to deliver Product in full conformity to the Specifications and in conformity with all Applicable Laws or (c) any negligence or willful misconduct by Mikah or Contract Manufacturer, except in each case to the extent that such Losses are within the scope of the indemnification obligations of DRL under Section 8.2.

8.2           Indemnification by DRL. DRL shall defend, indemnify and hold harmless Mikah, its Affiliates, and their respective directors, officers, employees and agents (“Mikah Indemnitees”) from and against all Losses arising out of or resulting from: (a) any breach of its representations, warranties or obligations set forth in this Agreement; or (b) any negligence or willful misconduct by DRL, except to the extent that any of the foregoing arises out of or results from any Mikah Indemnitees’ obligations set forth in Section 8.1.

8.3         Indemnification Procedures. All indemnification obligations in this Agreement are conditioned upon the Party seeking indemnification (the “Indemnified Party”): (a) promptly notifying the other Party (the “Indemnifying Party”) of any claim or liability of which the Party seeking indemnification becomes aware (including a copy of any related complaint, summons, notice or other instrument); provided, however, that failure to provide such notice within a reasonable period of time shall not relieve the Indemnifying Party of any of its obligations hereunder except to the extent the Indemnifying Party is prejudiced by such failure; (b) cooperating with the Indemnifying Party in the defense of any such claim or liability; and (c) not compromising or settling any claim or liability without prior written consent of the Indemnifying Party. The Indemnifying Party shall have the sole and exclusive right to select counsel to defend any such claim and final decision-making authority regarding all aspects of the defense of such claim. Notwithstanding the foregoing, (1) the Indemnified Party shall have the right to retain its own separate counsel in connection with any such claim at its own expense, (2) no admission of liability and no settlement of any claim in a manner adverse to the Indemnified Party shall be made without the approval of the Indemnified Party, acting reasonably, and (3) no admission of liability shall be made by the Indemnified Party without the approval of the Indemnifying Party, acting reasonably, and the Indemnifying Party shall not be liable for any settlement of any claim made without such approval.

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ARTICLE 9

INSURANCE

9.1           Supplier Insurance. Product Supplier shall, at its own cost and expense, obtain and maintain in full force and effect the following insurance during the term of this Agreement: (i) Commercial General Liability insurance with per-occurrence and general aggregate limits of not less than $5,000,000; (ii) Products and Completed Operations Liability Insurance with per-occurrence and general aggregate limits of not less than $5,000,000; (iii) Statutory Workers’ Compensation and Employer’s Liability Insurance as per applicable law with an amount not less than $500,000 including excess liability coverage. In the event that any of the required policies of insurance are written on a claims made basis, then such policies shall be maintained during the entire term of this Agreement and for a period of not less than three (3) years following the termination or expiration of this Agreement. Supplier shall waive subrogation rights against DRL for workers’ compensation benefits and shall obtain a waiver from any insurance carriers with which Supplier carries workers’ compensation insurance releasing their subrogation rights against DRL. DRL shall be named as an additional insured under the Commercial General Liability and Products and Completed Operations Liability insurance policies as respects the manufacturing services outlined in this Agreement. Supplier shall furnish certificates of insurance for all of the above noted policies and required additional insured status to DRL within ten (10) days after the Effective Date of the Agreement and upon renewal of any such policies.

9.2           DRL Insurance. DRL shall, at its own cost and expense, obtain and maintain in full force and effect the following insurance during the term of this Agreement: (i) Products and Completed Operations Liability Insurance with per-occurrence and general aggregate limits of not less than $5,000,000; (ii) Statutory Workers’ Compensation and Employer’s Liability Insurance as per applicable law with an amount not less than $500,000 including excess liability coverage. In the event that any of the required policies of insurance are written on a claims made basis, then such policies shall be maintained during the entire term of this Agreement and for a period of not less than three (3) years following the termination or expiration of this Agreement. DRL shall waive subrogation rights against Mikah for workers’ compensation benefits and shall obtain a waiver from any insurance carriers with which DRL carries workers’ compensation insurance releasing their subrogation rights against Mikah. Mikah shall be named as an additional insured under the Products and Completed Operations Liability insurance policies as respects the Product and completed operations outlined in this Agreement. DRL shall furnish certificates of insurance for all of the above noted policies and required additional insured status to Mikah within ten (10) days after the Effective Date of the Agreement and upon renewal of any such policies.

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ARTICLE 10

TERM AND TERMINATION

10.1         Term of Agreement. The Term of this Agreement, with respect to Product, shall commence as of the first commercial sale of the Product by DRL in the Territory and shall continue for three (3) years (the “Initial Term”), and thereafter, shall automatically renew for additional one (1)-year terms (each, a “Renewal Term”) (the Initial Term and all Renewal Terms are collectively, the “Term”). This Agreement may be terminated at the conclusion of the Initial Term or at any time thereafter by either Party upon six (6) months written notice.

10.2         Default. If either Party at any time breaches any of the Material Provisions of this Agreement, the other Party shall have the right to terminate this Agreement with respect to a Product to which the breach relates upon sixty (60) days written notice, whereupon this Agreement shall terminate with respect to such Product, unless the breach complained of is corrected within the said notice period. In addition, either Party shall have the right to terminate the entire Agreement if it chooses upon a material breach of any term that is not corrected as set forth herein.

10.3         Material Breach. Either Party shall be entitled to terminate this Agreement upon thirty (30) days’ prior written notice to the other Party in the event of a material breach of any provision of this Agreement by the other Party if the notifying Party requires cure and such breach is not cured within thirty (30) days after the breaching Party’s receipt of notice of such breach (however, if the breach is capable of being cured and such breaching Party is working diligently to cure such breach the period for cure shall be extended for an additional 45 days).

10.4         Termination by DRL.

10.4.1      DRL shall have the right on thirty (30) days’ written notice to terminate this Agreement, without penalty, in the event, in its sole discretion, (i) the sale of such Product becomes commercially non-viable, (ii) there is an unacceptable risk from a product liability perspective, (iii) the Product becomes non-viable as a result of an acquisition or merger involving DRL, (iv) a Third Party asserts that any activities carried out pursuant to this Agreement infringe its Intellectual Property rights (including patent rights) and DRL reasonably concludes that it is not in its commercial interests to continue the sale of the Product, as a result of the infringement claim, (v) Contract Manufacturer fails to maintain cGMP compliant status of Facility with the FDA; or (vi) any Regulatory Authority requires the cessation of the manufacture or marketing of the Product.

10.4.2     Notwithstanding any other provision of this Agreement, DRL may terminate the supply provisions of this Agreement, related to Product by notice in writing to Mikah given within sixty (60) days after Mikah or Contract Manufacturer receives a Form 483 report with respect to a Product or the manufacturing facility therefor and it has not complied with such Form 483 within a reasonable time thereafter and is not diligently pursuing corrective action in response thereto.

10.5         Termination for Bankruptcy. Either Party may immediately terminate this Agreement upon the filing or institution of bankruptcy, reorganization (in connection with any insolvency), liquidation or receivership proceedings, or upon an assignment of a substantial portion of the assets for the benefit of creditors by the other Party, or in the event a receiver or custodian is appointed for such other Party’s business, or if a substantial portion of such other Party’s business is subject to attachment or similar process; provided, however, that in the case of any involuntary bankruptcy proceeding or the attachment of a substantial portion of a Party’s assets, such right to terminate shall only become effective if the proceeding or attachment is not dismissed within sixty (60) days after the filing thereof.

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10.6         Consequences of Termination. Except as necessary to permit DRL to sell any Product remaining in the distribution chain, upon any expiration or termination of this Agreement, except as the Parties may otherwise agree in the event and at the time of termination, any and all license rights granted by Mikah to DRL shall automatically and immediately terminate and revert to Mikah free of charge, and free and clear of any liens, security interest or encumbrance. Mikah shall pay DRL, within sixty (60) days of the effective date of termination, the amount of outstanding Net Loss in proportion to the profit share percentage to which Mikah is entitled.

10.7         Survival. The provisions of this Agreement which by their terms are to be performed or complied with subsequent to the termination or expiration of this Agreement shall survive such termination or expiration and shall continue in full force and effect in accordance with their respective terms. Except as set forth below or elsewhere in this Agreement, the following provisions of this Agreement shall survive expiration or termination of this Agreement (whether terminated pursuant to Article 10 or any other section providing for termination): Sections 3.7, 5.1, 5.4, 5.6, 7.1, 7.2, 10.6, 10.7 and 10.8 and Articles 6, 8 and 13.

10.8         Force Majeure. Except as to payments required under this Agreement, if any default or delay occurs which prevents or materially impairs a Party’s performance and is due to a cause beyond the Party’s reasonable control, and provided that the default or delay is not caused by or the fault of such Party, including but not limited to an act of God, flood, fire, explosion, earthquake, casualty, accident, war, revolution, civil commotion, blockade, terrorism or embargo and available supply of material, the affected Party shall promptly notify the other Party in writing of such cause and shall exercise diligent efforts to resume performance under this Agreement as soon as possible. Neither Party will be liable to the other Party for any loss or damage due to such cause.

ARTICLE 11

LIMITATIONS OF LIABILITY

EXCEPT FOR THOSE INDEMINITY OBLIGATIONS ARISING OUT OF ARTICLE 8 HEREIN, NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY FOR INDIRECT, INCIDENTAL, SPECIAL OR CONSEQUENTIAL DAMAGES OF SUCH OTHER PARTY ARISING OUT OF PERFORMANCE UNDER THIS AGREEMENT, INCLUDING WITHOUT LIMITATION, LOSS OF REVENUES, PROFITS OR DATA, WHETHER IN CONTRACT OR TORT, EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

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ARTICLE 12

NOTICE

All notices and other communications hereunder (“Notices”) shall be in writing and shall be deemed given: (a) when delivered personally; (b) when delivered by facsimile transmission or e-mail of a Portable Document Format (PDF) (receipt verified); (c) when received or refused, if mailed by registered or certified mail (return receipt requested), postage prepaid; or (d) when delivered if sent by reliable express courier service with a confirmation, to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice; provided, that notices of a change of address shall be effective only upon receipt thereof):

To DRL:	Dr. Reddy’s Laboratories, Inc.
107 College Road East
Princeton, NJ 08540
Attention: Head of North America Generics

With a copy to:	Dr. Reddy’s Laboratories, Inc.
107 College Road East
Princeton, NJ 08540
Attention: Head of North America Legal
Fax: (908) 450 1264

To Mikah:	Mikah Pharma LLC
20 Kilmer Drive
Hillsborough, New Jersey, 08844
Attn: Nasrat Hakim, President

ARTICLE 13

MISCELLANEOUS

13.1         Entire Agreement; Amendments. This Agreement, the exhibits, attachments, and any amendments hereto or thereto, constitute the entire understanding and supersedes all prior agreements and understandings, both written and oral, among or between the Parties with respect to the specific subject matter hereof. Neither Party shall be liable or bound to the other Party in any manner by any representations, warranties or covenants relating to such subject matter except as specifically set forth herein. No term of this Agreement may be amended except upon written agreement of both Parties, unless otherwise provided in this Agreement.

13.2         Recitals. The recitals are hereby incorporated by reference and made part of this Agreement.

13.3         Captions. The captions in this Agreement are for convenience only and are not to be interpreted or construed as a substantive part of this Agreement. The terms “Article” and “Section” shall be used interchangeably.

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13.4         Further Assurances. The Parties agree to execute, acknowledge and deliver such further instruments and to take all such other incidental acts as may be reasonably necessary or appropriate to carry out the purpose and intent of this Agreement.

13.5         No Waiver. Failure by either Party to insist upon strict compliance with any term of this Agreement in any one or more instances will not be deemed to be a waiver of its rights to insist upon such strict compliance with respect to any subsequent failure.

13.6         Severability. If any term of this Agreement is declared invalid or unenforceable by a court or other body of competent jurisdiction, the remaining terms of this Agreement will continue in full force and effect.

13.7         Independent Contractors. The relationship of the Parties is that of independent contractors, and neither Party will incur any debts or make any commitments for the other Party except to the extent expressly provided in this Agreement. Nothing in this Agreement is intended to create or will be construed as creating between the Parties the relationship of joint ventures, co-partners, employer/employee or principal and agent.

13.8         Successors and Assigns. This Agreement will be binding upon and inure to the benefit of the Parties, their successors and permitted assigns. Neither Party may assign this Agreement, in whole or in part, without the prior written consent of the other Party, except that either Party may, without the other Party’s consent, assign this Agreement to an Affiliate or to a successor to substantially all of the business or assets of the assigning Party. Any assignment or transfer in contravention of this Agreement shall be null and void.

13.10       Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed an original but all of which together will constitute one and the same instrument. Any photocopy, facsimile or electronic reproduction of the executed Agreement shall constitute an original.

13.11       Publicity. Neither Party will make any press release or other public disclosure regarding this Agreement or the transactions contemplated hereby without the other Party’s express prior written consent, except as required under applicable law or by any governmental agency, in which case the Party required to make the press release or public disclosure shall use commercially reasonable efforts to obtain the approval of the other Party as to the form, nature and extent of the press release or public disclosure prior to issuing the press release or making the public disclosure.

13.12       Conflicting Terms. To the extent this Agreement and the Quality Agreement have directly conflicting terms, this Agreement shall govern.

13.13       Currency. Wherever a currency is indicated throughout this Agreement, that currency shall be United States Dollars, unless otherwise clearly indicated.

13.14       Days. Wherever reference is made to days, working days or any measurement of time in days, calendar days shall be used regardless of weekends and holidays.

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13.15       Sophisticated Parties. Each Party to this Agreement is a sophisticated business Party negotiating in good faith with the advice of legal counsel. Each Party is hereby advised to seek the advice of legal counsel prior to executing this Agreement.

13.16       English Language. This Agreement has been negotiated and is written in the English language, and while some of the Parties may not speak English as their first language, they have sought the use of translators, if necessary and understand the meaning of this entire Agreement.

13.17      Dispute Resolution. In the event of any dispute, prior to filing any legal action in court, except in the event of any breach or threatened breach of this Agreement by either Party that the other Party believes will cause irreparable harm and damage to it, the Parties shall follow the following procedure, in good faith, in an effort to avoid litigation:

(a)           Executives of the Parties will meet or speak informally within fifteen (15) days of the request of either Party to discuss the areas of disagreement and to negotiate in good faith regarding possible solutions. As part of this dispute resolution process, either Party will, at the request of the other Party, promptly provide to the other Party a short and plain written statement setting forth that Party’s position regarding the dispute and that Party's suggested resolution.

(b)          Within fifteen (15) days after receipt of the statement referenced in the preceding paragraph, the receiving Party will provide to the sending Party a short and plain written response setting forth the receiving Party's position regarding the claim and the receiving Party's suggested resolution

(c)          For a period of fifteen (15) days following the sending of the response referenced in the preceding paragraph, the Parties will negotiate in an effort to resolve the controversy. The foregoing written statements of the Parties shall be deemed to be confidential settlement communications under federal and state rules of evidence.

13.18     Governing Law and Venue. This Agreement shall be governed in accordance with the substantive laws of the State of New Jersey, United States, without giving effect to that State’s rules on conflict of laws, and any litigation that may arise herefrom shall be instituted in any U.S. Federal Court that has jurisdiction.

[Remainder of page intentionally left blank; signature page follows]

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IN WITNESS WHEREOF, the Parties have caused their duly authorized representative to execute this Agreement effective as of the date set forth above.

DR. REDDY’S LABORATORIES INC.		MIKAH PHARMA, LLC

By:	/s/Alok Sonic	By:	/s/Nasrat Hakim
Name:	Alok Sonic	Name:	Nasrat Hakim
Its:		Its:	CEO

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EXHIBIT A

PRODUCT INFORMATION

Product	Batch Size	Price Per Bottle without API
Trimipramine 25mg, 30ct bottle	{***}	See Product pricing given in Attachment 2
Trimipramine 50mg, 30ct bottle	{***}	See Product pricing given in Attachment 2
Trimipramine 100mg, 30ct bottle	{***}	See Product pricing given in Attachment 2

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Attachment 1

Termination of the Asset Purchase Agreement and Master Supply Agreement dated as of May 25, 2016 by and between Actavis LLC and Mikah Pharma LLC

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Attachment 2

Amendment to Epic-Mikah Manufacturing and Supply Agreement dated as of June 30, 2015 by and between Mikah Pharma LLC and Epic Pharma LLC

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